EX-99.d

                            THE ROCKLAND FUNDS TRUST
                         INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT is entered into as of the 31st day of March, 2004, between The Rockland Funds Trust, a Delaware business trust (the "Trust"), and Gould Investment Partners LLC, a Pennsylvania limited liability company ("GIP").

                              W I T N E S S E T H

     WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Act"). The Trust is authorized to create separate series, each with its own separate investment portfolio (the "Funds"), and the beneficial interest in each such series will be represented by a separate series of shares (the "Shares"). In addition, Each series may issue one or more classes of shares.

     WHEREAS, GIP is a registered investment adviser, engaged in the business of rendering investment advisory services.

     WHEREAS, in managing the Trust's assets, as well as in the conduct of certain of its affairs, the Trust seeks the benefit of GIP's services and its assistance in performing certain managerial functions. GIP desires to furnish such services and to perform the functions assigned to it under this Agreement for the consideration provided for herein.

     NOW THEREFORE, the parties mutually agree as follows:

     1. APPOINTMENT. The Trust hereby appoints GIP as investment adviser for each of the Funds of the Trust on whose behalf the Trust executes an Exhibit to this Agreement, and GIP, by execution of each such Exhibit, accepts the appointments. Subject to the direction of the Board of Trustees (the "Trustees") of the Trust, GIP shall manage the investment and reinvestment of the assets of each Fund in accordance with the Fund's investment objective and policies and limitations, for the period and upon the terms herein set forth. The investment of funds shall also be subject to all applicable restrictions of the Trust's Declaration of Trust and Bylaws as may from time to time be in force.

     2. EXPENSES PAID BY GIP. In addition to the expenses which GIP may incur in the performance of its responsibilities under this Agreement, and the expenses which it may expressly undertake to incur and pay, GIP shall incur and pay all reasonable compensation, fees and related expenses of the Trust's officers and its Trustees, except for such Trustees who are not interested persons (as that term is defined in Section 2(a)(19) of the Act) of GIP, including all expenses related to the Trust's offices.

     3. INVESTMENT ADVISORY FUNCTIONS. In its capacity as investment adviser, GIP shall have the following responsibilities:

          (a) To furnish continuous advice and recommendations to the Funds, as to the acquisition, holding or disposition of any or all of the securities or other assets which the Funds may own or contemplate acquiring from time to time;

          (b) To cause its officers to attend meetings and furnish oral or written reports, as the Trust may reasonably require, in order to keep the Trustees and appropriate officers of the Trust fully informed as to the condition of the investments of the Funds, the investment recommendations of GIP, and the investment considerations which have given rise to those recommendations; and

          (c) To supervise the purchase and sale of securities or other assets as directed by the appropriate officers of the Trust.

The services of GIP are not to be deemed exclusive and GIP shall be free to render similar services to others as long as its services for others do not in any way hinder, preclude or prevent GIP from performing its duties and obligations under this Agreement. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of GIP, GIP shall not be subject to liability to the Trust, the Funds, or to any shareholder for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

     4. OBLIGATIONS OF THE TRUST. The Trust shall have the following obligations under this Agreement:

          (a) To keep GIP continuously and fully informed as to the composition of the Funds' investments and the nature of all of its assets and liabilities;

          (b) To furnish GIP with a copy of any financial statement or report prepared for it by certified or independent public accountants, and with copies of any financial statements or reports made to the Funds' shareholders or to any governmental body or securities exchange;

          (c) To furnish GIP with any further materials or information which GIP may reasonably request to enable it to perform its functions under this Agreement; and

          (d) To compensate GIP for its services in accordance with the provisions of paragraph 5 hereof.

     5. COMPENSATION. Each Fund shall pay to GIP for its services a monthly fee, as set forth on the Exhibit(s) hereto, payable on the last day of each month during which or during part of which this Agreement is in effect. For the month during which this Agreement becomes effective and any month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective. GIP may from time to time and for such periods as it deems appropriate reduce its compensation (and/or assume expenses) for one or more of the Funds.

     6.   EXPENSES PAID BY TRUST.

          (a) Except as provided in this paragraph, nothing in this Agreement shall be construed to impose upon GIP the obligation to incur, pay, or reimburse the Trust for any expenses not specifically assumed by GIP under paragraph 2 above. Each Fund shall pay or cause to be paid all of its expenses and the Fund's allocable share of the Trust's expenses, including, but not limited to, investment adviser fees; any compensation, fees, or reimbursements which the Trust pays to its Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Act) of GIP; fees and expenses of the custodian, transfer agent, registrar or dividend disbursing agent; current legal, accounting and printing expenses; administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with the execution of Fund transactions; interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); expenses of shareholders' meetings and of preparing, printing and distributing proxy statements, notices and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; and all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer, or sale of Shares of the Funds, including but not limited to, all costs involved in the registration or qualification of Shares of the Funds for sale in any jurisdiction and all costs involved in preparing, printing and distributing prospectuses and statements of additional information to existing shareholders of the Funds.

          (b) If expenses borne by a Fund in any fiscal year (including GIP's fee, but excluding interest, taxes, fees incurred in acquiring and disposing of Fund securities and, to the extent permitted, extraordinary expenses), exceed those set forth in any statutory or regulatory formula prescribed by any state in which Shares of a Fund are registered at such time, GIP will reimburse the Fund for any excess.

     7. BROKERAGE COMMISSIONS. For purposes of this Agreement, brokerage commissions paid by a Fund upon the purchase or sale of securities shall be considered a cost of the securities of the Fund and shall be paid by the respective Fund. GIP is authorized and directed to place Fund transactions only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates, provided, however, that GIP may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if GIP determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of GIP. In placing Fund business with such broker or dealers, GIP shall seek the best execution of each transaction, and all such brokerage placement shall be made in compliance with Section 28(e) of the Securities Exchange Act of 1934 and other applicable state and federal laws. Notwithstanding the foregoing, the Trust shall retain the right to direct the placement of all Fund transactions, and the Trustees may establish policies or guidelines to be followed by GIP in placing Fund transactions for the Funds pursuant to the foregoing provisions.

     8. PROPRIETARY RIGHTS. GIP has proprietary rights in each Fund's name and the Trust's name. GIP may withdraw the use of such names from the Fund or the Trust.

     9. TERMINATION. This Agreement may be terminated at any time, without penalty, by the Trustees of the Trust or by the shareholders of a Fund acting by the vote of at least a majority of its outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the Act), provided in either case that 60 days' written notice of termination be given to GIP at its principal place of business. This Agreement may be terminated by GIP at any time by giving 60 days' written notice of termination to the Trust, addressed to its principal place of business.

     10. ASSIGNMENT. This Agreement shall terminate automatically in the event of any assignment (as the term is defined in Section 2(a)(4) of the Act) of this Agreement.

     11. TERM. The effectiveness of this Agreement is conditioned upon certain contingencies, including shareholder approval of the Agreement and the successful Closing of that certain transaction by and between GIP, on the one hand, and Mssrs. Cruice and Rugen and Ms. Lewis on the other (as that term is defined in the Letter Agreement between the afore-named parties dated as of December 23, 2003). Provided the contingencies are met, this Agreement shall begin for each Fund as of the date of execution of the applicable Exhibit(s) and shall continue in effect with respect to each Fund for two years from the date of this Agreement and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party (other than as Trustees of the Trust), cast in person at a meeting called for that purpose.

     12. AMENDMENTS. This Agreement may be amended by the mutual consent of the parties, provided that the terms of each such amendment shall be approved by the Trustees or by the affirmative vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the Act) of each Fund.

     This Agreement will become binding on the parties hereto upon their execution of the Exhibit(s) to this Agreement.

                                   EXHIBIT A
                                     to the
                         Investment Advisory Agreement

                              ROCKLAND GROWTH FUND

     For all services rendered by GIP hereunder, the above-named Fund shall pay GIP and GIP agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 1.00% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1.00% applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to GIP monthly.

     Executed this 31st day of March, 2004.

                              GOULD INVESTMENT PARTNERS LLC

                              By: /s/ Richard H. Gould
                                  --------------------
                                  Richard H. Gould

                              THE ROCKLAND FUNDS TRUST

                              By: /s/ Richard H. Gould
                                  -------------------------
                                  Richard H. Gould, Trustee